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                                                           Exhibit 23.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Amendment No. 2 to a registration statement of Energy East Corporation on Form S-4 (Registration No. 333-37997) of our report dated January 31, 1997, on our audits of the consolidated financial statements and financial statement schedule of New York State Electric & Gas Corporation and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K for 1996 of New York State Electric & Gas Corporation. We also consent to the reference to our Firm under the caption "Experts" in the related Prospectus pertaining to the issuance of common stock of Energy East Corporation.


                                                /s/ Coopers & Lybrand L.L.P.


New York, New York
March 6, 1998